FREMONT MUTUAL FUNDS, INC.

                                 EXHIBIT INDEX

1. Transfer, Dividend Disbursing, Shareholder Service and Plan Agency Agreement with Fremont Investment Advisors, Inc.

2.       Form of Sub-Transfer Agency Agreement with Countrywide Fund Services,
         Inc.

3.       Form of Administration Agreement with Countrywide Fund Services, Inc.

4.       Consent of Independent Accountants

5.       Financial Data Schedule -- Global Fund

6.       Financial Data Schedule -- Money Market Fund

7.       Financial Data Schedule -- California Intermediate Tax-Free Fund

8.       Financial Data Schedule -- Growth Fund

9.       Financial Data Schedule -- Bond Fund

10.      Financial Data Schedule -- Interntional Growth Fund

11.      Financial Data Schedule -- U.S. Micro-Cap Fund

12.      Financial Data Schedule -- International Small Cap Fund

13.      Financial Data Schedule -- Emerging Markets Fund